EXHIBIT A

to

Mutual Fund Services Agreement

List of Portfolios                                        Date Added to the Agreement

IndexEdge Long-Term Portfolio Fund                         September 4, 2008

Golub Group Equity Fund                                             December 17, 2008

Arrowhead Money Market Fund                                 March 20, 2009